Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Names of Subsidiary	Place of Organization	Percentage of Voting Securities Owned
First Financial Investments, Inc.	Texas	100%
Abilene, Texas

First Technology Services, Inc.	Texas	100%
Abilene, Texas**

First Financial Trust & Asset Management	Texas	100%
Company, National Association*
Abilene, Texas

First Financial Bank, National Association*	Texas	100%
Abilene, Texas

First Financial Insurance Agency, Inc.	Texas	100%
Abilene, Texas

*	National charter.
**	Effective January 1, 2015, First Technology Services, Inc. became a wholly owned subsidiary of First

Financial Bank, National Association, Abilene, Texas.